Exhibit 10.1

SHARE EXCHANGE AGREEMENT

by and between

MARIJUANA COMPANY OF AMERICA, INC.

and

ECO INNOVATION GROUP, INC.

Dated as of February 26, 2021

SHARE EXCHANGE AGREEMENT (this “Agreement”) dated as of February 26, 2021 (“Effective Date”) by and between Marijuana Company of America, Inc., a Utah corporation (“MCOA”) and Eco Innovation Group, Inc., a Nevada corporation (“ECOX”).

WHEREAS, Eco Innovation Group, Inc. is a technology licensor and developer holding a license for a certain plant extraction technology, and in turn, Marijuana Company of America, Inc. is a distributor and marketer of plant-derived products; and

WHEREAS, Marijuana Company of America, Inc. and Eco Innovation Group, Inc. seek to develop a strategic partnership between them, in order to fully leverage on the respective favorable resources of both parties; and

WHEREAS, the Board of Directors of Marijuana Company of America, Inc., and the Board of Directors of Eco Innovation Group, Inc. have unanimously determined that long-term strategic value can be created by building on the strategic cooperation between the companies through a mutual investment to unlock long-term value for the respective shareholders;

NOW, THEREFORE, MCOA desires to issue and sell the number of shares of MCOA common stock, par value $0.001, equal in value to $650,000 based on the per-share price for the trading day immediately preceding the effective date of this Agreement (the “Shares”), in exchange for the number of shares of ECOX common stock, par value $0.001, equal in value to $650,000 based on the per-share price of $0.06 (the “Exchange Shares”), on the terms and subject to the conditions set forth herein (the “Exchange”).

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

THE SHARES AND THE EXCHANGE SHARES

Section 1.1 The Shares. The Shares shall be issued to ECOX, and the Exchange Shares shall be issued to MCOA, pursuant to Article II hereof.

ARTICLE II

SHARE EXCHANGE

Section 2.1 Share Exchange. Upon the terms and subject to the conditions of this Agreement, MCOA agrees to issue and sell to ECOX, the Shares, and in exchange therefor at the Share Exchange Closing, ECOX shall issue to MCOA the Exchange Shares.

Section 2.2 Share Exchange Closing.

(a) The Shares and the Exchange Shares will be issued on the books and records of the respective parties’ transfer agents in book-entry form. MCOA will deliver a confirmation from its transfer agent evidencing the issuance of the Shares registered in the name of ECOX, and ECOX will deliver a confirmation from its transfer agent evidencing the issuance of the Exchange Shares and registered in the name of MCOA. MCOA and ECOX may designate their wholly owned subsidiary as holder of the Shares and the Exchange Shares. Subject to the satisfaction of the conditions set forth in Article VI, the time and date of such deliveries shall be 10:00 a.m., Pacific time, on a date and at a place to be specified by the parties (the “Share Exchange Closing”), which date shall be no later than the day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI.

(b) The documents to be delivered at the Share Exchange Closing by or on behalf of the parties hereto pursuant to this Article II and any additional documents requested by ECOX pursuant to Section 8.2, will be delivered at the Share Exchange Closing.

Section 2.3 Share Exchange Adjustment. For a period of two years following the Effective Date, at the closing of each fiscal quarter, should the per-share closing price of the common shares of the same class as the Shares or the Exchange Shares, as quoted by the OTC Markets for the last day of the relevant fiscal quarter, decrease below original issuance value with the effect that the aggregate value of the Shares or the Exchange Shares at the fiscal quarter close would be lower than $650,000, then either MCOA, in the case of the Shares, or ECOX, in the case of the Exchange Shares, shall issue the other party the number of shares of common stock necessary to cause the aggregate value of the Shares or the Exchange Shares, as applicable, be $650,000 as of the end of the relevant fiscal quarter. The parties shall irrevocably instruct their respective transfer agents to reserve and maintain authorized and unissued common stock in a reserve account designated for the purpose of issuing such shares pursuant to this share exchange adjustment provision. Such share reserve accounts shall be maintained with a number of authorized and unissued common stock not less than three (3) times the number of Shares or Exchange Shares, as the case may be, that are issued pursuant to the Share Exchange Closing.

Section 2.4. Quarterly Financial Data Disclosures. For so long following the Share Exchange Closing as a party hereto remains an investee of the other party and in the holding party’s judgment, applicable Securities and Exchange Commission financial reporting significance tests and thresholds require the disclosure of the investee’s financial statements with the holding party’s financial statements, the investee party shall provide to the holding party, on a quarterly basis no later than 30 days following the close of the relevant fiscal quarter or fiscal year, the investee party’s audited financial statements for the holding party’s reporting purposes. The failure by a party hereto to provide such financial statements in a timely manner shall be a material provision of this Agreement and the parties agree that a breach of these Section 2.4 requirements shall be considered an actionable default under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MCOA

MCOA represents and warrants to ECOX as of the date hereof that:

Section 3.1 Existence and Power. MCOA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah. MCOA has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 3.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of MCOA, and this Agreement is a valid and binding obligation of MCOA, enforceable against it in accordance with their terms.

Section 3.3 Board Approvals. The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of MCOA.

Section 3.4 Valid Issuance. The Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights. The voting rights provided for in the terms of the Shares are validly authorized and shall not be subject to restriction or limitation in any respect.

Section 3.5 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by MCOA of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Articles of Incorporation or Bylaws of MCOA or the articles of incorporation, charter, bylaws or other governing instrument of any Subsidiary of MCOA.

Section 3.6 Purchase for Own Account. MCOA is acquiring the Exchange Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Securities Act”).

Section 3.7 Private Placement. MCOA understands that (i) the Exchange Shares have been registered under the Securities Act or any state securities laws, by ECOX under a registration statement on Form S-1 declared effective by the SEC on January 15, 2021, and (ii) the Exchange Shares shall not be sold by MCOA. MCOA acknowledges that an investment in the Shares is speculative and involves a high degree of risk.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ECOX

ECOX represents and warrants to MCOA as of the date hereof that:

Section 4.1 Existence and Power. ECOX is duly organized and validly existing under the laws of the state of Nevada and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of ECOX, and this Agreement is a valid and binding obligation of ECOX, enforceable against it in accordance with its terms.

Section 4.3 Board Approvals. The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of ECOX.

Section 4.4 Valid Issuance. The Exchange Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Exchange Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of ECOX.

Section 4.6 Purchase for Own Account. ECOX is acquiring the Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act.

Section 4.7 Private Placement. ECOX understands that (i) the Exchange Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by MCOA in a transaction exempt from the registration requirements thereof, under Rule 506(b) of Regulation D, and (ii) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. ECOX represents that it is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D), and has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Exchange Shares. ECOX acknowledges that an investment in the Exchange Shares is speculative and involves a high degree of risk.

Section 4.8 Legend. Each certificate representing a Share will bear a legend to the following effect unless MCOA determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

ARTICLE V

LOCK UP LEAK OUT

Section 5.1 Lock-up Agreement. The Shares and the Exchange Shares shall be locked up for twelve (12) months after the Share Exchange Closing pursuant to the terms of the lock-up agreement which shall be substantially in the form of Exhibit A attached hereto (“Lock-Up Agreement”), which is fully incorporated and integrated herein. MCOA and ECOX shall not sell, transfer or otherwise dispose of the Shares or the Exchange Shares except as set forth in the Lock-Up Agreement.

ARTICLE VI

CONDITIONS TO SHARE EXCHANGE CLOSING

Section 6.1 Conditions to Each Party’s Obligation To Effect the Exchange. The respective obligations of the parties hereunder to effect the Exchange shall be subject to the following conditions:

(a) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect.

(b) Lock-Up; Leak-Out. The parties shall have executed and delivered each to the other a Lock-Up Agreement in the form annexed hereto as Exhibit A.

ARTICLE VII

TERMINATION

Section 7.1 Injunction; Illegality. This Agreement may be terminated by either party at any time prior to the Share Exchange Closing.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a) if to MCOA, to: Marijuana Company of America, Inc. 1340 West Valley Parkway, Suite 205 Escondido, CA 92029 Attention: Mr. Jesus Quintero

(b) if to ECOX, to: Eco Innovation Group, Inc. 16525 Sherman Way, Suite C-1 Van Nuys, CA 91406 Attention: Ms. Julia Otey-Raudes

Section 8.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by MCOA and ECOX. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Nevada. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.7 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 8.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 8.11 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Remainder of page intentionally left blank]

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARIJUANA COMPANY OF AMERICA, INC.

By:	/s/ Jesus Quintero
Name:	Jesus Quintero
Title:	Chief Executive Officer

ECO INNOVATION GROUP, INC.

By:	/s/ Julia Otey-Raudes
Name:	Julia Otey-Raudes
Title:	Chief Executive Officer

[Share Exchange Agreement Signature Page]

EXHIBIT A

LOCK-UP/LEAK-OUT AGREEMENT

LOCK-UP/LEAK-OUT AGREEMENT (the “Lock-Up Agreement”) dated as of February 26, 2021 (the “Closing Date”), by and between Marijuana Company of America, Inc., a Utah corporation (“MCOA”) and Eco Innovation Group, Inc., a Nevada corporation (“ECOX”).

WHEREAS, as of the Closing Date, MCOA and ECOX have entered into that certain Share Exchange Agreement as of even date herewith (“Share Exchange Agreement”); and

WHEREAS, pursuant to Section 5.1 of the Share Exchange Agreement, MCOA and ECOX shall not sell, transfer or otherwise dispose of the Shares or the Exchange Shares except as set forth in this Lock-Up Agreement;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Lock-Up Agreement, the parties hereto hereby agree as follows:

SECTION 1. (a) The resale of the Shares and Exchange Shares shall be according to the following schedule: Beginning on the Closing Date and for twelve (12) months thereafter, unless registered with the SEC sooner and following SEC review, the parties may not sell any Shares or Exchange Shares (the “Initial Lock-Up Period”) and thereafter shall be limited to sell not more than the quantity of shares equaling an aggregate maximum sale value of $20,000 per week, or $80,000 per month until all Shares and Exchange Shares are sold.

(b) Sales of Shares and Exchange Shares shall be by means of “in-the-market” transactions.  “In the market” shall mean a brokered sale made on the OTC Market, or any subsequent primary trading market, or customary trading channels and/or, with the mutual consent of the parties, a private offering, which consent shall not be unreasonably withheld, conditioned or delayed. If sold to a purchaser in a private offering, such purchaser shall agree to comply with all the terms and conditions of the Lock-Up Agreement.

(c) Any sales of Shares and Exchange Shares in violation of this Lock-Up Agreement by either party shall constitute an event of default under this Lock-Up Agreement and an equal number of Shares or Exchange Shares shall be forfeited by the selling party.

(d) Notwithstanding the foregoing, the parties may, at the other party’s request, and at non-selling party’s sole discretion, release all or any number of Shares or Exchange Shares from the terms of this Lock-Up Agreement, by means of a written consent authorized by such consenting party’s board of directors.

(e) The parties acknowledge that their breach or impending violation of any of the provisions of this Lock-Up Agreement may cause irreparable damage to the other party, for which remedies at law would be inadequate.  The parties further acknowledge that the provisions set forth herein are essential terms and conditions of the Share Exchange Agreement and this Lock-Up Agreement.  The parties therefore agree that the non-defaulting party shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions.  Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by MCOA and ECOX, each of which hereby consents to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of Nevada.  This remedy shall be in addition to all other remedies available to the parties at law or equity.  If any portion of this Section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete there from the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.

(f) Shares and Exchange Shares shall not at any time be used to cover “short” sales of the common stock of either MCOA or ECOX.

SECTION 2.  Subject to Section 5 hereunder, this Lock-Up Agreement shall inure to the benefit of and be binding upon both MCOA and ECOX, their successors and assigns.

SECTION 3.  Should any part of this Lock-Up Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Lock-Up Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Lock-Up Agreement without including therein any portion which may for any reason be declared invalid.

SECTION 4.  This Lock-Up Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

SECTION 5.  This Lock-Up Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignments in violation thereof shall be null and void.

SECTION 6. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a) if to MCOA, to: Marijuana Company of America, Inc. 1340 West Valley Parkway, Suite 205 Escondido, CA 92029 Attention: Mr. Jesus Quintero

(b) if to ECOX, to: Eco Innovation Group, Inc. 16525 Sherman Way, Suite C-1 Van Nuys, CA 91406 Attention: Ms. Julia Otey-Raudes

SECTION 7.  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Lock-Up Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Lock-Up Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

[Remainder of page intentionally left blank]

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARIJUANA COMPANY OF AMERICA, INC.

By:	/s/ Jesus Quintero
Name:	Jesus Quintero
Title:	Chief Executive Officer

ECO INNOVATION GROUP, INC.

By:	/s/ Julia Otey-Raudes
Name:	Julia Otey-Raudes
Title:	Chief Executive Officer

[Lock-Up Agreement Signature Page]